Exhibit 23.3

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2015 pertaining to EFT Source, Inc. in the Registration Statement (Form S-1) and related Prospectus of CPI Holdings I, Inc. for the registration of shares of its common stock.

/s/ LBMC, PC

Nashville, Tennessee

August 7, 2015